UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  July 9, 2010

ZAP
(Exact name of Registrant as specified in its charter)

California	0-303000	94-3210624
(State or other jurisdiction of incorporation or organization)	Commission File Number	IRS Employer Identification Number

501 Fourth Street Santa Rosa, CA		95401
(Address of principal executive offices)		(Zip Code)

(707) 525-8658
(Registrant’s telephone number, including area code)

Former name or former address, if changed since last report:
None

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1	Registrant’s Business and Operations

Section 1.01	Entry into Material Definitive Agreement.

Cathaya Investment

As previously disclosed in the Company’s Current Report on Form 8-K filed on August 10, 2009, on August 6, 2009, Cathaya Capital, L.P., a Cayman Islands exempted limited partnership (the “Cathaya”) purchased 20 million shares of the Company’s Common Stock. On August 6, 2009, the Company also entered into a Secured Convertible Promissory Note with Cathaya for aggregate principal advances of up to $10 million. In addition, the Company also issued two warrants to Cathaya exercisable for shares of the Company’s Common Stock.

On July 9, 2010, Cathaya agreed to make a further investment in the Company by entering into a securities purchase agreement (the “Cathaya Agreement”) with the Company. Pursuant to the Cathaya Agreement, Cathaya will purchase 44 million shares of the Company’s Common Stock at a price of $0.25 per share (the “Cathaya Shares”) for an aggregate purchase price of $11 million. The closing of this investment is conditioned upon the receipt of Governmental Approvals in connection with the Acquisition Transaction and is expected to close simultaneously with the Acquisition Transaction. A copy of the Cathaya Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Pursuant to the terms of the Cathaya Agreement, upon the closing of the additional investment, the Company will also enter into an amended and restated registration rights agreement with Cathaya.

Press Release

On July 12, 2010, the Company issued a press release describing the above transactions. The full text of this press release is furnished herewith as Exhibit 99.1.

The disclosures under Item 1.01 are incorporated into this Item 2.03 by reference.

Section 3	Securities and Trading Markets

Item 3.02	Unregistered Sales of Equity Securities.

The disclosures under Item 1.01 are incorporated in this Item 3.02 by reference.

The Cathaya Shares, were issued in reliance on an exemption from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended.

Section 9	Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits

 (d) Exhibits

Exhibit	Description

10.1	Securities Purchase Agreement, dated July 9, 2010

99.1	Press Release, dated July 12, 2010

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZAP

Dated: July 15, 2010	By:	/s/ Steven M. Schneider
Steven M. Schneider
Chief Executive Officer